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                                                                    EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                     AMONG

                             ARMOR HOLDINGS, INC.,
                             a Delaware corporation

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA,
                             a Delaware corporation

                        ROBERT OLIVER AND SANDRA OLIVER

                                      AND

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA,
                             a Wyoming corporation

                          Dated as of August 23, 1996

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                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----
ARTICLE I - Definitions....................................................  2

ARTICLE II - Purchase of Assets; Consideration.............................  6
         Section 2.1     Terms of the Purchase.............................  6
         Section 2.2     The Closing....................................... 12
         Section 2.3     Transactions at the Closing....................... 12
         Section 2.4     Guarantee of the Seller's Obligations............. 14
         Section 2.5     Right of Purchaser to Withhold
                             Future Payments............................... 15

ARTICLE III - Representations and Warranties of the
              Seller, the Executive and the Stockholder.................... 17
         Section 3.1     Organization...................................... 17
         Section 3.2     Authorization; Enforceability..................... 17
         Section 3.3     No Violation or Conflict.......................... 18
         Section 3.4     Consents of Governmental Authorities
                           and Others...................................... 19
         Section 3.5     Conduct of Business............................... 19
         Section 3.6     Litigation........................................ 21
         Section 3.7     Brokers........................................... 22
         Section 3.8     Compliance........................................ 22
         Section 3.9     Charter, Bylaws and Corporate Records............. 23
         Section 3.10    Subsidiaries and Investments...................... 23
         Section 3.11    Capitalization.................................... 23
         Section 3.12    Rights, Warrants, Options......................... 24
         Section 3.13    Financial Statements.............................. 25
         Section 3.14    Absence of Undisclosed Liabilities................ 26
         Section 3.15    Title to Securities............................... 26
         Section 3.16    Title to and Condition of
                           Personal Property............................... 26
         Section 3.17    Real Property..................................... 27
         Section 3.18    Insurance......................................... 30
         Section 3.19    Licenses.......................................... 31
         Section 3.20    Proprietary Rights................................ 32
         Section 3.21    Major Customers and Suppliers; Supplies........... 34
         Section 3.22    Related Parties................................... 35
         Section 3.23    List of Accounts.................................. 36
         Section 3.24    Personnel......................................... 36
         Section 3.25    Labor Relations................................... 37
         Section 3.26    Employment Agreements and
                           Employee Benefit Plans.......................... 38
                           (a) Employment Agreements....................... 38
                           (b) Employee Benefit Plans...................... 38
         Section 3.27    Tax Matters....................................... 40
         Section 3.28    Material Agreements............................... 42

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         Section 3.29    Guaranties........................................ 44
         Section 3.30    Products.......................................... 45
         Section 3.31    Environmental Matters............................. 45
         Section 3.32    Certain Transfers................................. 47
         Section 3.33    Non-Distributive Intent........................... 47
         Section 3.34    Inventories....................................... 48
         Section 3.35    Absence of Certain Business Practices............. 49
         Section 3.36    Accounts and Notes Receivable..................... 50
         Section 3.37    Disclosure........................................ 50

ARTICLE IV - Representations and Warranties of ABA
             and the Purchaser............................................. 51
         Section 4.1     Organization; Standing and Power.................. 51
         Section 4.2     Authorization; Enforceability..................... 52
         Section 4.3     Validity of ABA Common Stock...................... 52
         Section 4.4     Brokers........................................... 52
         Section 4.5     SEC Filings and Financial Statements.............. 53
         Section 4.6     No Violation or Conflict.......................... 54
         Section 4.7     Consents of Governmental Authorities
                           and Others...................................... 54
         Section 4.8     Litigation........................................ 55

ARTICLE V - Additional Agreements.......................................... 55
         Section 5.1     Survival.......................................... 55
         Section 5.2     Investigation..................................... 56
         Section 5.3     Indemnification................................... 56
                         (a) By Seller, the Executive and
                             the Stockholder............................... 56
                         (b) By ABA and the Purchaser...................... 58
                         (c) Indemnity Procedure........................... 58
                         (d) Escrow Provisions............................. 61
                         (e) Limitations................................... 64
         Section 5.4     Seller to Change Name............................. 66
         Section 5.5     Registration of ABA Common Stock.................. 66
         Section 5.6     Preparation of Closing Date Balance Sheet......... 66
         Section 5.7     Filing of Sales Tax Returns....................... 70
         Section 5.8     Employee Stock Options............................ 70

ARTICLE VI - Conditions Precedent; Termination............................. 71
         Section 6.1     Conditions Precedent to the Obligations
                           of ABA and the Purchaser........................ 71
                         (a) Representations and Warranties True........... 71
                         (b) Performance................................... 71
                         (c) No Adverse Change............................. 72
                         (d) Seller's, the Executive's and
                             Stockholder's Certificate..................... 72
                         (e) No Litigation................................. 73

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                         (f) Consents...................................... 74
                         (g) Opinion of Counsel............................ 74
                         (h) Certain Agreements............................ 74
                         (i) Completion of Due Diligence................... 74
                         (j) Closing Date Balance Sheet Amounts............ 75
                         (k) Collection of Certain Receivables............. 75
                         (l) Disposition of Airplane....................... 75
                         (m) Board Approval................................ 76
         Section 6.2     Conditions Precedent to the Obligations
                           of Seller, the Executive and
                           the Stockholder................................. 76
                         (a) Representations and Warranties True........... 77
                         (b) Performance................................... 77
                         (d) Officers' Certificate......................... 78
                         (d) No Litigation................................. 78
         Section 6.3     Best Efforts...................................... 78
         Section 6.4     Termination....................................... 79

ARTICLE VII - Covenants.................................................... 81
         Section 7.1     Interim Operations of the Company................. 81
         Section 7.2     Access............................................ 84
         Section 7.3     Confidentiality (through Closing Date)............ 85
         Section 7.4     Notification...................................... 86
         Section 7.5     Exclusivity....................................... 87
         Section 7.6     Non-Competition................................... 88
         Section 7.7     General Confidentiality........................... 90
         Section 7.8     Continuing Obligations............................ 92

ARTICLE VIII - Miscellaneous............................................... 94
         Section 8.1     Notices........................................... 94
         Section 8.2     Entire Agreement.................................. 94
         Section 8.3     Binding Effect.................................... 95
         Section 8.4     Knowledge of the Parties.......................... 95
         Section 8.5     Assignment........................................ 95
         Section 8.6     Waiver and Amendment.............................. 96
         Section 8.7     No Third Party Beneficiary........................ 97
         Section 8.8     Severability...................................... 97
         Section 8.9     Expenses.......................................... 97
         Section 8.10    Headings.......................................... 98
         Section 8.11    Counterparts...................................... 98
         Section 8.12    Time of the Essence............................... 98
         Section 8.13    Injunctive Relief................................. 98
         Section 8.14    Remedies Cumulative............................... 99
         Section 8.15    Governing Law; Jurisdiction....................... 99
         Section 8.16    Participation of Parties..........................100
         Section 8.17    Further Assurances................................100
         Section 8.18    Publicity.........................................100

                                      iii

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                               LIST OF SCHEDULES

Schedule 1             Net Tangible Assets
Schedule 2.1(a)(1)     Excluded Assets
Schedule 2.1(a)(2)     Purchased Assets
Schedule 2.1(a)(ii)    Assumed Liabilities
Schedule 2.1(a)(iii)   Pricing of ABA Products
Schedule 2.1(c)        Allocation of Purchase Price
Schedule 2.3           Liens, Encumbrances, Etc.
Schedule 3.1           Qualified Jurisdictions of Seller
Schedule 3.3           Instruments and Agreements
Schedule 3.4           Consents of Governmental Authorities and Others
Schedule 3.5           Conduct of Business
Schedule 3.6           Litigation
Schedule 3.10          Subsidiaries and Investments
Schedule 3.11          Capitalization
Schedule 3.12          Rights, Warrants, Options
Schedule 3.14          Undisclosed Liabilities
Schedule 3.15          Title to Securities
Schedule 3.16          Title to and Conditions of Personal Property
Schedule 3.17          Real Property
Schedule 3.18          Insurance
Schedule 3.19          Licenses
Schedule 3.20          Proprietary Rights
Schedule 3.21          Major Customers and Suppliers; Supplies
Schedule 3.22          Related Parties
Schedule 3.23          List of Accounts
Schedule 3.24          Personnel
Schedule 3.25          Labor Relations
Schedule 3.26(a)       Employment, Consulting or Other Personal
                         Service Documents in Effect
Schedule 3.26(b)       Employee Benefit Plans
Schedule 3.27          Tax Matters
Schedule 3.28          Material Agreements
Schedule 3.29          Guaranties
Schedule 3.30          Products
Schedule 3.31          Environmental Matters
Schedule 3.34          Inventories
Schedule 5.6           Closing Date Balance Sheet
Schedule 7.1           Interim Operations of the Company

                               LIST OF EXHIBITS

Exhibit A              Guarantee Agreement
Exhibit B              Lock-Up Agreement

                            ASSET PURCHASE AGREEMENT

                  Asset Purchase Agreement, dated as of August 23, 1996, among Armor Holdings, Inc., a Delaware corporation with offices at 191 Nassau Place Road, Yulee, Florida 32097 ("ABA"); Defense Technology Corporation of America, a Delaware corporation and a wholly-owned subsidiary of ABA with offices at 191 Nassau Place Road, Yulee, Florida 32097 (the "Purchaser"); Robert Oliver, residing at 8101 S.W. 53rd Avenue, Miami, Florida 33143 (the "Executive"); Sandra Oliver, residing at 8101 S.W. 53rd Avenue, Miami, Florida 33143 (the "Stockholder"); and Defense Technology Corporation of America, a Wyoming corporation with offices at 2136 Oil Drive, Casper, Wyoming 82604 (the "Seller").
                             W I T N E S S E T H :

                  WHEREAS, the Purchaser desires to acquire certain of the properties and assets and the business and good will of the Seller in exchange for cash, common stock, par value $.03 per share, of ABA ("ABA Common Stock"), and the assumption by the Purchaser of certain obligations and liabilities of the Seller as hereinafter provided, and the Seller desires to sell such assets and effect such exchange.

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual promises contained herein, and for other good and

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valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:
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                               ARTICLE I

                              Definitions

                  In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

                  "Affiliate" shall mean, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question.

                  "Agreement" shall mean this Asset Purchase Agreement, together with all exhibits and schedules referred to herein.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Commission" shall mean the Securities and Exchange
Commission.

                  "Common Stock" shall mean the common stock of ABA, par value $.03 per share.


                  "DTC-Ohio" shall mean Def-Tec Corporation, an Ohio corporation.

                  "Environmental Laws" shall mean the Resource Conservation and Recovery Act, 42 Section 36901 et seq., as amended ("RCRA"), the Comprehensive Environmental Response Cleanup and Liability Act,
42 Section 9601 et seq., as amended ("CERCLA"), the Clean Water
Act, 33 Section 1251 et seq., as amended ("CWA"), the Clean Air

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Act, 42 Section 7401 et seq., as amended ("CAA"), the Toxic Substances and
Control Act, 7 Section 136 et seq., as amended ("TSCA"), and the Hazardous Materials Transportation Act 49 Section 1801 et seq., as amended, and the federal, state and local laws, rules, regulations and programs promulgated thereunder, together with any other similar federal, state and local laws, rules, regulations and programs in effect regulating the environment.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" shall mean the unaudited balance sheet of the Seller as at December 31, 1995 and the related statements of income, cash flows and stockholders' equity for the fiscal year then ended (the "1995 Financial Statements"); and the audited balance sheets of the Seller as at December 31, 1994 and December 31, 1993 and the related statements of income, cash flows and stockholders' equity for the fiscal years then ended, in each case including any related notes, each prepared in accordance with United States generally accepted accounting principles, consistently applied with prior periods.

                  "Guaranty" shall mean, as to any Person, all liabilities or obligations of such Person in respect of any indebtedness or other obligations of others guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to

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purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to assure the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

                  "Investments" shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement.

                  "Net Tangible Assets" shall mean the sum of the Purchased Assets of the Seller as set forth in Schedule 2.1(a)(2) less the sum of the Assumed Liabilities of the Seller as set forth in Schedule 2.1(a)(ii), in each case valued in a manner provided in Section 5.6.

                  "Person" shall mean any natural person, corporation, unincorporated organization, limited liability company,

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partnership, limited liability partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

                  "Recognized Environmental Condition" shall mean the presence or likely presence of any Hazardous Substances or Petroleum Products (as such terms are defined in CERCLA) on the real property or Leased Property owned or leased, as the case may be, by the Seller under conditions that indicate an existing release, a past release or a material threat of a release of any Hazardous Substances or Petroleum Products into structures on the real property or in the ground, groundwater or surface water of such real property. A Recognized Environmental Condition does not include de minimis conditions that do not present a material risk of harm to public health or the environment and that would not be the subject of an enforcement action if brought to the attention of appropriate agencies.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Subsidiary" of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than 50%, or which may effectively be controlled, directly or indirectly, by such Person.
                                   5
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                                   ARTICLE II
                       Purchase of Assets; Consideration

           Section 2.1     Terms of the Purchase
                           On the basis of the representations, warranties,
covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

                           (a)      The Seller shall sell, assign, transfer, and
convey as a going concern to the Purchaser at the Closing (as hereinafter defined) all properties and assets of the Seller at the date of the Closing of every kind and nature whatsoever (other than the assets listed on Schedule 2.1(a)(1) (the "Excluded Assets")), including the names, trademarks, contractual rights, books and records (other than stock ledgers and stock transfer books), customer lists, price lists, business, and good will of the

Seller, as more particularly set forth on Schedule 2.1(a)(2) (collectively, the "Purchased Assets") pursuant to instruments of assignment and bills of sale satisfactory to the Purchaser; and, in consideration therefor, the Purchaser shall:

                                            (i) Deliver at the Closing to the
                           Seller (A) $1,000,000 in immediately available funds provided that the Net Tangible Assets of the Seller acquired by the Purchaser are at least $1,550,000 as set forth on the Seller's Closing Date Balance Sheet (as defined in Section 5.6) subject to reduction, as provided in Section 5.6; and (B) a certificate registered in the Seller's name for that number of unregistered shares of ABA Common Stock as will have a value, as determined by the average closing price of ABA's Common Stock on the American Stock Exchange for the ten consecutive trading day period ending two trading days prior to the Closing date, of $2,000,000, subject to

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                           adjustment as set forth in Sections 2.5 and 5.6
                           hereof, to be held in escrow in accordance with the terms hereof; and

                                        (ii) Assume at the Closing only those
                           obligations and liabilities of the Seller as are set forth on Schedule 2.1(a)(ii) (the "Assumed Liabilities"). The Assumed Liabilities shall not include, unless specifically included in Schedule 2.1(a)(ii), (A) any tax or other obligation or liability arising out of or based upon the transactions contemplated by this Agreement or incurred by the Seller, the Executive or the Stockholder by reason of the review and negotiation of this Agreement; (B) any obligation or liability under any contract, agreement, instrument, lease, license, understanding, or arrangement which is assigned by the Seller to the Purchaser (I) if failure to obtain a required consent to assignment by the Seller to the Purchaser deprives the Purchaser of the enjoyment of any of the Seller's rights thereunder, (II) if such contract, agreement, instrument, lease, license, understanding, or arrangement is not assigned by the Seller to the Purchaser as a result of Section 2.1(e) or otherwise, or (III) if a party is in default thereunder; (C) $1,000,000 of liability, or such greater amount as may then be outstanding, in respect of the Seller's obligation to Key Bank of Wyoming ("Key Bank") pursuant to that certain Amended and Restated Line of Credit and Security Agreement, dated March __, 1996, between Key Bank and the Seller which represents the non-revolving portion of such credit facility, and is secured by a mortgage, in favor of Key Bank, on the Executive's and the Stockholder's residence in Steamboat Springs, Colorado; (D) any obligation or liability arising out of or connected with, directly or indirectly, the Excluded Assets; and (E) any environmental, tax or other liabilities not reflected as such in the Seller's audited Balance Sheet as at December 31, 1995. Without limiting the generality of the foregoing, any liabilities or obligations, including but not limited to any shipping and freight charges, customs duties, and storage and warehouse costs arising out of or connected with any inventory and products shipped by the Seller to Syntech GMBH, shall be a liability and obligation of the Seller and shall not constitute an Assumed Liability; and

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                                       (iii) In the event that the
                           international net sales by the Purchaser of the products sold as of the date hereof by the Seller to customers outside the United States of America, its territories and possessions are equal to or greater than (A) $3,000,000 for the consecutive 12-month period ending on the first anniversary of the Closing date, (B) $3,500,000 for the consecutive 12-month period ending on the second anniversary of the Closing date, and (C) $4,000,000 for the consecutive 12-month period ending on the third anniversary of the Closing date, or alternatively, such international net sales are greater than (C) $6,500,000 for the consecutive two-year period ending on the second anniversary of the Closing date, or (D) $10,500,000 for the consecutive three-year period ending on the third anniversary of the Closing date, in each such case, as determined in accordance with the Purchaser's and/or ABA's audited financial statements for the year in question, then the Purchaser shall deliver to the Seller a certificate registered in the name of the Seller for that number of unregistered shares of ABA Common Stock as will have a value, as determined by the average closing price of ABA's Common Stock on the American Stock Exchange (or such other exchange as such shares may then be trading) for the ten consecutive trading day period ending two trading days prior to the date of determination of such international net sales by the Purchaser of such products, of $333,333 with respect to the consecutive 12-month period ending on the first anniversary of the Closing date, $333,333 with respect to the consecutive 12-month period ending on the second anniversary of the Closing date and $333,334 with respect to the consecutive 12-month period ending on the third anniversary of the Closing date, or alternatively, $666,666 with respect to the consecutive two-year period ending on the second anniversary of the Closing date, or $1,000,000 with respect to the consecutive three-year period ending on the third anniversary of the Closing date. Pricing of the Purchaser's products in connection with the determination of such international net sales of such products shall be agreed to in advance between the Purchaser and Seller for each of the first three 12-month periods following the Closing date. At the sole and absolute discretion of the Purchaser, the amounts required to be paid to the

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                           Seller under this Section 2.1(a)(iii) may be paid in
                           cash at the times and in the amounts specified in this Section 2.1(a)(iii).

                           (b)      Except as specifically set forth in Section
2.1(a)(ii), neither the Purchaser nor ABA shall assume or be responsible for any obligation or liability of the Seller of any nature, whether accrued, contingent, absolute or otherwise.

                           (c)      The consideration paid by the Purchaser
shall be allocated among the Purchased Assets as set forth in Schedule 2.1(c), and the parties hereto, as applicable, agree to file Internal Revenue Service Form 8594 as set forth on Schedule 2.1(c) hereto. Such amounts represent the fair market value of such assets arrived at in arms length negotiations by the parties hereto, and the parties hereto agree that, for financial reporting and tax purposes, they will not take any actions inconsistent therewith.

                           (d)      With respect to any properties or assets
sold hereunder that cannot be physically delivered to the Purchaser because they are in the possession of third parties or otherwise, the Seller, the Executive and the Stockholder shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to the Purchaser, that all right, title, and interest therein have been vested in the Purchaser and that the same are to be held for the Purchaser's exclusive use and benefit.

                           (e)      To the extent that the assignment by the
Seller to the Purchaser of any contract, agreement, instrument, lease, license, understanding, or arrangement to be assigned to the Purchaser hereunder shall require the consent of a party other than the Seller, the Executive or the Stockholder which has not been obtained by the Closing and if ABA and the Purchaser shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such consent would constitute a breach thereof unless the Purchaser before, at, or after the Closing elects in a writing delivered to the Seller, specifically identifying such absent consent, to waive such consent. Nothing in this Section 2.1(e) regarding such non-assignment or such election shall limit any rights ABA or the Purchaser may have against the Seller, the Executive or the Stockholder as a result of the failure to obtain such consent.

                           (f)      The Seller agrees that, from and after the
Closing date, the Purchaser shall have the right and authority to collect for its own account the Receivables (as hereinafter defined), subject to the provisions hereof, and to endorse with the name of the Seller all checks received on account of the Receivables. The Seller agrees that it will within one business day transfer, assign and deliver to the Purchaser all cash or other property which it may receive with respect to any Receivable from and after the date thereof, and pending any such receipt by Seller

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
and delivery to the Purchaser of any such property, the Seller shall hold any such property in trust for the benefit of the Purchaser. The Purchaser shall, after the Closing date, use reasonable commercial efforts at the Purchaser's expense to collect the Receivables of Seller incurred prior to the Closing date but the Purchaser shall have no obligation to resort to legal action or other third party collection methods. Seller hereby covenants that all such Receivables shall have been collected within 90 days of the due date thereof. Any amounts received from the account debtor of a Receivable shall be applied as the Purchaser may determine, except for amounts which the debtor has directed to be applied to a particular debt. To the extent that any Receivable remains outstanding upon expiration of the 90-day period subsequent to the due date thereof, as referred to above, the Purchaser shall give prompt notice of the non-collectibility of such Receivable to the Seller, and the Seller shall have the opportunity, during the ten-day period following the expiration of such 90-day period, to consult with and advise the Purchaser with respect to the manner in which such Receivable may be collected, it being understood by the parties hereto that the Purchaser shall have the sole right to implement any such collection methods and that neither the Seller nor the Executive shall contact any account debtors in respect of such collection without the express written consent of the Purchaser in each instance. Upon the expiration of such ten-day period, the Purchaser shall have the right to set-off the amount of

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such uncollected Receivable against the Escrow Fund, as more particularly described in Section 5.3(d) hereof. Upon such set-off by the Purchaser, Seller shall have the right to pursue the collection of outstanding Receivables for its own account within a reasonable time before the applicable statute of limitation for the collection of such funds has run; provided, that, Seller shall confer with the Purchaser prior to taking such action and Seller agrees to use its best efforts not to injure any customer relationships of the Purchaser.

           Section 2.2     The Closing
                           (a)      The closing of the transactions contemplated

by this Agreement shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York, at 10:00 A.M., New York time on September 30, 1996, or such other date, time or place as the parties may agree. The closing of the transactions contemplated by this Agreement is herein called the "Closing."

                           (b)      All proceedings to be taken and all
documents to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously unless otherwise expressly stated, and no proceeding shall be deemed taken or documents deemed executed or delivered until all have been taken, executed and delivered.

           Section 2.3     Transactions at the Closing
                           The following transactions shall take place at the
Closing:

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                           (a)      The Seller, the Executive and the
Stockholder shall deliver to the Purchaser all such warranty deeds in form for recording, bills of sale, assignments, evidences of consent, and other instruments or documents as in the opinion of counsel to the Purchaser may be necessary or desirable to evidence or perfect the sale, assignment, transfer, and conveyance of good and marketable title in fee simple absolute to all real properties and of good title to all other properties and assets to be sold to the Purchaser by the Seller hereunder, in each case free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in Schedule 2.3). Any costs and expenses incurred in connection with the assignment and transfer of the Purchased Assets (including, but not limited to, amounts required to be paid in order to obtain necessary consents for such assignments and transfers) shall be borne by the Seller, except that costs and expenses in connection with the transfer of real estate included in the Purchased Assets and the filing of mortgages with respect thereto (including transfer, filing, recording and mortgage taxes and fees) shall be allocated between Seller and Purchaser in accordance with local custom where such real estate is located. The Seller shall also deliver to the Purchaser all books and records of the Seller (except stock ledgers and stock transfer books, which shall always be available for inspection by ABA and the Purchaser); provided, however, that the Seller and its officers, employees, attorneys, and agents shall be afforded access to its tax and accounting records relating to periods prior to the Closing and shall be permitted to make extracts from and copies of such records.

                           (b)      The Purchaser shall deliver or cause to be
delivered to the Seller up to $1,000,000 in immediately available funds, determined pursuant to Sections 2.1(a)(i) and 5.6, and to the Escrow Agent a certificate registered in the Seller's name for unregistered shares of ABA Common Stock, as set forth in Section 2.1(a)(i), with appropriate restrictive legends thereon.


                           (c)      The Purchaser shall deliver to the Seller an
instrument of assumption of the Assumed Liabilities, in form and substance satisfactory to the Purchaser and the Seller.

           Section 2.4     Guarantee of the Seller's Obligations
                           Without limiting such other rights as the Purchaser,
ABA, their Subsidiaries, and their respective officers, directors, controlling persons, employees, attorneys, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (the "Purchaser Parties"), may have, the Executive and the Stockholder hereby guarantee, as more particularly set forth in the Guarantee Agreement, substantially in the form of Exhibit A attached hereto, for the benefit of the Purchaser Parties the obligations and liabilities of the Seller under this Agreement, under any other document executed by the Seller or any Subsidiary of Seller relating hereto or delivered to the Purchaser or ABA in connection with the transactions contemplated hereby or thereby, or under any statement, certificate, or other instrument delivered by or on behalf of the Seller or any Subsidiary of Seller pursuant hereto or thereto or delivered to the Purchaser or ABA in connection with the transactions contemplated hereby or thereby.

           Section 2.5     Right of Purchaser to Withhold Future Payments

                           Without limiting such other rights as ABA or the
Purchaser may have, if, prior to the time all shares of ABA Common Stock are delivered pursuant to Section 2.1(a)(i), the Purchaser has learned of a breach of any representation, warranty, covenant, or agreement of the Seller, the Executive or the Stockholder contained in this Agreement, the Purchaser, in the exercise of its reasonable and good faith judgment, may by written notice to the Seller deduct from the number of shares of ABA Common Stock otherwise deliverable by the Purchaser at such time a number of such shares the value of which is equal to the aggregate of (a) the amount necessary to cure or make whole such breach, and (b) the amount of losses, deficiencies, damages, and legal and other expenses (including legal fees and expenses of attorneys chosen by ABA or the Purchaser) incurred or demonstrably in prospect of being incurred by ABA or the Purchaser in connection with claims, suits, actions, proceedings (formal or informal), investigations, judgments, or settlements as a result of, or to remedy a situation or circumstance caused by, such breach; provided, however, that prior to any such deduction, (x) the Purchaser shall give notice to the Seller of the claim for which the deduction is sought, and the Seller shall have a period of 15 days in which to cure or otherwise remedy, to the satisfaction of the Purchaser, any such claim, (y) during such 15-day period, Seller and Purchaser shall hold good faith negotiations to resolve any dispute with respect to such breach (however, such negotiations shall not extend such 15-day period), and (z) that prior to any such deduction, the Seller shall be afforded the opportunity to pay to the Purchaser, in immediately available funds, the amount of any such loss within 15 days of notice thereof. Shares of ABA Common Stock shall be valued for purposes of this Section 2.5 as follows:

if shares of ABA Common Stock are traded on a national securities exchange, at the average closing price per share during the ten consecutive trading day period ending two trading days prior to the date of the Closing on the principal securities exchange on which such shares are traded. In the event Seller cures such breach to the satisfaction of Purchaser, in its sole discretion, within 30 days following the last day of such 15-day period (time being of the essence), Purchaser shall thereupon deposit with the Escrow Agent, in the manner provided in Section 5.3(d), that number of shares of ABA Common Stock withheld pursuant to this Section 2.5.

                              ARTICLE III
             Representations and Warranties of the Seller,
                   the Executive and the Stockholder

                  In order to induce ABA and the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller, the Executive and the Stockholder, jointly and severally, make the representations and warranties set forth below to ABA and to the Purchaser.

           Section 3.1     Organization
                           The Seller is a corporation duly organized, validly
existing and in good standing under the laws of the State of Wyoming. The Seller is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on the Seller. Each jurisdiction in which the Seller is so qualified is listed on Schedule 3.1 hereto. The Seller has the requisite power and authority to (a) own or lease and operate its properties and (b) conduct its business as presently conducted.

           Section 3.2     Authorization; Enforceability
                           Each of the Seller, the Executive and the
Stockholder has the corporate power and authority and/or the capacity, as the case may be, to execute, deliver and perform this Agreement. This Agreement and all other documents to be executed and delivered by the Seller, the Executive and the Stockholder pursuant to this Agreement have been and will be duly authorized, executed and delivered and constitute the legal, valid and binding obligations of each of the Seller, the Executive and the Stockholder, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

           Section 3.3     No Violation or Conflict
                           The execution, delivery and performance of this
Agreement by each of the Seller, the Executive and the Stockholder and the consummation by each of the Seller, the Executive and the Stockholder of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of the Seller's Certificate of Incorporation or Bylaws; and (b) except as set forth on Schedule 3.3 hereto, do not, with or without the passage of time or the giving of notice, or both, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Seller, the Executive or the Stockholder pursuant to any instrument or agreement to which any of the Seller, the Executive or the Stockholder is a party or by which any of the Seller, the

Executive or the Stockholder or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing (each of which instruments or agreements is listed in Schedule 3.3 hereto).

           Section 3.4     Consents of Governmental Authorities and
                           Others

                           Except as set forth on Schedule 3.4, no consent,
approval or authorization of, or registration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required in connection with the execution, delivery or performance of this Agreement by the Seller, the Executive and the Stockholder or the consummation by the Seller, the Executive and the Stockholder of the transactions contemplated hereby.

           Section 3.5     Conduct of Business
                           Except as disclosed on Schedule 3.5 hereto, since
December 31, 1995, the Seller has conducted its businesses in the ordinary and usual course and there has not occurred any material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Seller. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.5, since December 31, 1995, the Seller has not: (a) amended its Certificate of Incorporation or Bylaws; (b) issued, sold or authorized for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities; (c) redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (d) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have an adverse effect on any of its properties, assets, business or prospects that constitute the Purchased Assets; (e) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due; (f) made or committed to make any capital expenditures in excess of $5,000; (g) become subject to any Guaranty; (h) granted any increase in the compensation payable or to become payable to directors, officers, employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); (i) entered into any agreement which would be a Material Agreement (as hereinafter defined), or amended or terminated any existing Material Agreement or received notice of any such amendment or termination; (j) experienced any strike, work stoppage or slowdown; (k) received notice of any adverse change in its relationship with any financial institution, customer or supplier with which it currently does business, nor is it aware of any circumstances that could reasonably lead to such a change, nor do the Seller, the Executive or the Stockholder have any knowledge of any of the foregoing; or (l) experienced any other event or condition of any character which has had or could have a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of the Seller, or on its employee, customer or supplier relations. None of the Seller's Affiliates sell, market, manufacture, distribute or otherwise deal with the products so sold, marketed, manufactured or distributed by the Seller.

           Section 3.6     Litigation
                           Except as set forth on Schedule 3.6, there are no
actions, suits, investigations, claims or proceedings ("Litigation") pending or, to the knowledge of any of the Seller, the Executive or the Stockholder, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting the Seller (as plaintiff or defendant) which could, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Seller or (b) against the Seller relating to the Purchased Assets or the transactions contemplated by this Agreement and there exist no facts or circumstances known to Seller, the Executive or the Stockholder creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above. Schedule 3.6 sets forth a list of any Litigation commenced against the Seller in the last five (5) years. Vantage Enterprises, Inc., doing business in Ohio as Vanterprises, Inc., is not, and has not been, an Affiliate of the Seller, Spotgallant Management Company, or any of their respective Affiliates.

           Section 3.7     Brokers
                           Neither the Seller, the Executive nor the
Stockholder have employed any financial advisor, broker or finder, and none of them has incurred or will incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

           Section 3.8     Compliance
                           The Seller is in material compliance with all
federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to it including, without limitation, those relating to (a) the development, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, and
(c) building, zoning and land use. The Seller is not subject to any judicial, governmental or administrative order, judgment or decree. Purchaser has been furnished with true and correct copies of all reports of inspections of the Seller's business and properties through the date hereof, under all applicable federal, state, foreign and local laws and regulations, all of which are set forth on Schedule 3.8 hereto.

           Section 3.9     Charter, Bylaws and Corporate Records
                           A true and complete copy of (a) the Certificate of
Incorporation of the Seller, as amended and in effect on the date hereof, (b) the Bylaws of the Seller, as amended and in effect on the date hereof, and (c) the minute books of the Seller have been previously delivered to Purchaser. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of the Seller from the date of its incorporation to the date hereof.

          Section 3.10     Subsidiaries and Investments
                           Except as described on Schedule 3.10, the Seller has
no Subsidiaries or Investments. On December 29, 1992 (the "Merger Date"), Nina Navigation, S.A. ("Nina"), the sole shareholder of the Seller at that time, merged with and into the Seller with the Seller as the surviving corporation of such merger. Prior to the Merger Date, Nina sold all of the issued and outstanding capital stock of DTC-Ohio, a wholly-owned subsidiary of Nina, to an unrelated third party. From and after such sale, DTC-Ohio has not been an Affiliate of the Seller or Nina, or their respective Affiliates.

          Section 3.11     Capitalization
                           The authorized capital stock of the Seller consists
of an unlimited number of shares of common stock, no par value, of which 4,500 shares are issued and outstanding, all registered in the name of Sandra Oliver. All shares of the Seller's issued and outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. No securities issued by the Seller from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Seller. Except as set forth on Schedule 3.11 hereto, all taxes required to be paid in connection with the issuance and any transfers of the Seller's capital stock have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of the Seller from the date of the Seller's incorporation to the date hereof have been obtained or effected and all securities of the Seller have been issued and are held in accordance with the provisions of all applicable securities or other laws. The Stockholder owns all of the issued and outstanding capital stock of the Seller.

          Section 3.12     Rights, Warrants, Options
                           There are no outstanding (a) securities or
instruments convertible into or exercisable for any of the capital stock or other equity interests of the Seller; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Seller; or (c) except as set forth on Schedule 3.12 hereto, commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Seller of any capital stock or other equity interests of the Seller, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights.

          Section 3.13     Financial Statements
                           The Seller has previously delivered to Purchaser
true and complete copies of its Financial Statements. The Seller will provide the audited 1995 Financial Statements with an unqualified opinion of its regular firm of certified public accountants to the Purchaser by the Closing date, which audited 1995 Financial Statements shall be identical to the unaudited 1995 Financial Statements previously provided to the Purchaser. The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Seller; (b) fairly present, and are true, correct and complete statements in all respects of the Seller's financial condition and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied with prior periods. Whenever in this Agreement an inconsistency would result between the application of GAAP and reporting consistently with a prior period with respect to the Seller, the provisions of GAAP shall govern.

          Section 3.14     Absence of Undisclosed Liabilities
                           Other than as disclosed by the Financial Statements
dated December 31, 1995, or as set forth on Schedule 3.14 hereto, the Seller does not have any direct or contingent liabilities, commitments or obligations (other than nonmaterial liabilities, commitments or obligations incurred since December 31, 1995, in the ordinary course of business to Persons who are not Affiliates of the Seller, the Executive or the Stockholder) or any unrealized or anticipated losses from any commitments of the Seller, and there is no basis for assertion against the Seller of any such liability, commitment or obligation.

          Section 3.15     Title to Securities
                           The Stockholder is the record and beneficial owner
of the shares of capital stock of the Seller listed opposite its name on
Schedule 3.15, and, except as set forth on Schedule 3.15 hereto, such shares of capital stock of the Seller are owned free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements.

          Section 3.16     Title to and Condition of Personal Property
                           The Seller has good and marketable title to each
item of equipment and other personal property, tangible and intangible, included as an asset in the Financial Statements dated December 31, 1995 (other than property disposed of in the ordinary course of business since December 31, 1995 to Persons who are not Affiliates of the Seller, the Executive or the Stockholder) and to each item of equipment and other personal property, tangible and intangible, acquired since December 31, 1995, free and clear of any security interests, liens, claims, charges or encumbrances whatsoever, except as set forth in Schedule 3.16 hereto or specifically identified as such in the December 31, 1995 Financial Statements. Except as set forth in Schedule 3.16, all tangible personal property owned by the Seller or used by the Seller on the date hereof in the operation of its business is in good operating condition and in a good state of maintenance and repair, and is adequate for the business conducted and proposed to be conducted by the Seller. Except for the Leases specifically identified in Schedule 3.17, there are no assets owned by any third party which are used in the operation of the business of the Seller, as presently conducted or proposed to be conducted.

          Section 3.17     Real Property
                           The Seller does not own any fee simple interest in
real property other than as set forth on Schedule 3.17. The Seller does not lease or sublease any real property other than as set forth on Schedule 3.17.
Schedule 3.17 sets forth the street address of each parcel of real property leased or subleased by the Seller (the "Leased Property"). The Seller has previously delivered to Purchaser a true and complete copy of all of the lease and sublease agreements, as amended to date (the "Leases") relating to the Leased Property. The Seller enjoys peaceful and undisturbed possession of the Leased Property. All improvements located on the Leased Property are in a state of good maintenance and repair and in a condition adequate and suitable for the effective conduct therein of the business conducted and proposed to be conducted by the Seller. No person other than the Seller has any right to use or occupy any part of the Leased Property. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Seller or on the part of the landlord or sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and, to the Seller's knowledge, no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. In the event that any of the Leases is a sublease, the Seller, as sublessee or sublessor, as the case may be, has obtained the required consent of the prime landlord to such sublease, and such prime lease is in full force and effect, there are no outstanding uncured notices of default or termination, and no right of the Seller in any such sublease conflicts with such prime lease. There are no subleases, licenses or other agreements granting to any person other than the Seller any right to the possession, use, occupancy or enjoyment of the premises demised by the Leases. All of the premises are used in the conduct of the Seller's business.

                           The heating, ventilation, air conditioning, plumbing
and electrical systems at the Leased Property will be in good working order and repair on the Closing date. The Seller has not experienced any interruption in the services provided to any of the premises within the last six (6) months. No landlord under the Leases has any plans to make any alterations to any of the Leased Property, the construction of which would interfere with the use of any portion of the Leased Property. No landlord under the Leases has any plans to make any alterations to any of the buildings in which Leased Property is located, the costs of which alterations would be borne in any part by a tenant under the applicable Lease.

                           All permits, licenses, franchises, approvals and
authorizations (collectively, the "Real Property Permits") of all governmental authorities having jurisdiction over each Leased Property and from all insurance companies and fire rating and other similar boards and organizations (collectively, the "Insurance Organizations"), required or appropriate have been issued to the Seller to enable each Leased Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect. Neither the Seller, the Executive nor the Stockholder has received or been informed by a third party of the receipt by it of any notice from any governmental authority having jurisdiction over any Leased Property or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies and there is no basis for the issuance of any such notice or the taking of any such action. Other than the instruments of assignment contemplated hereby, and any required consents of third parties as set forth on Schedule 3.17, Seller knows of no action required by Seller, the Executive, the Stockholder or any other party in order for all Real Property Permits and liability and casualty insurance policies required under any of the Leases to become Real Property Permits and insurance policies of Purchaser.

                           Neither Seller, the Executive nor the Stockholder
has received any notice nor have they any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Leased Property or any part thereof.

                           To the best of Seller's knowledge, there are no
liabilities (other than rent and other sums and charges regularly payable) associated with any of the Leases including, without limitation, any liability under any Environmental Law (as hereinafter defined) or regulation, which is or which may become payable by Purchaser.

          Section 3.18     Insurance
                           Schedule 3.18 sets forth a true and complete list of
all insurance policies providing insurance coverage of any nature to the Seller. The Seller has previously made available to

Purchaser a true and complete copy of all of such insurance policies, as amended to the date hereof. Such policies are sufficient for compliance by the Seller with all requirements of law and all agreements to which the Seller is a party or by which any of its assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Seller has complied with all terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Seller an intention to cancel any such policy. Except as set forth on Schedule 3.18, the Seller has no claim pending against any of the insurance carriers under any of such policies with respect to any of the Purchased Assets or the Assumed Liabilities, and to the best of Seller's, Executive's and Shareholder's knowledge after due inquiry, there has been no actual or alleged occurrence of any kind which may give rise to any such claim. All claims with respect to product liability involving occurrences prior to the Closing date, whether asserted prior to or subsequent to the Closing date, shall be the responsibility and liability of Seller.

          Section 3.19     Licenses
                           Schedule 3.19 lists all authorizations, consents,
approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Seller as presently operated (the "Governmental Authorizations"). All Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Seller is in compliance with the terms of all Governmental Authorizations. Neither the Seller, the Executive nor the Stockholder has any knowledge of any facts which could reasonably be expected to cause them to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Governmental Authorizations, subject to obtaining necessary consents specifically identified on Schedule 3.19 which Seller undertakes to obtain prior to Closing date.

          Section 3.20     Proprietary Rights
                           Set forth on Schedule 3.20 is a list and description
of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Seller (collectively, the "Rights"). Except as set forth on
Schedule 3.20: (a) the Seller is the sole and exclusive owner of all right, title and interest in and to all of the Rights and in and to each invention, software, trade secret, technology, product, composition, formula, method or process used by the Seller (together with the Rights, collectively referred to as the "Intangible Property"), and has the exclusive right to use and license the same, free and clear of any claim or conflict with the rights of others; (b) no royalties or fees (license or otherwise) are payable by the Seller to any Person by reason of the ownership or use of any of the Intangible Property; (c) there have been no claims made against the Seller asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Property, and there are no reasonable grounds for any such claims;
(d) the Seller has not made any claim of any violation or infringement by others of its rights in the Intangible Property, and has no knowledge of any basis for the assertion of any such claims; (e) the Seller has not received any written notice or other type of overt notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intangible Property and neither the use of the Intangible Property by the Seller, the operation of its business, the manufacture of its products, nor any formula, method, process, part or material employed by the Seller in connection therewith, is infringing or has infringed upon any rights of others; (f) the Intangible Property includes all rights necessary for the Seller to be legally entitled to conduct its business as presently being conducted; (g) the consummation of the transactions contemplated hereby will not alter or impair any of the Intangible Property; (h) no interest of the Seller's rights to any Intangible Property has been assigned, transferred, licensed or sublicensed by the Seller to third parties; (i) to the extent that any item constituting part of the Intangible Property has been registered with, filed in or issued by, as the case may be, any governmental or other regulatory authority, such registrations, filings or issuances are listed on Schedule 3.20, and were duly made and remain in full force and effect; (j) there is no act or failure to act by the Seller or any of its directors, officers, employees, attorneys or authorized agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Property or of any other fact which could render invalid or unenforceable, or negate the right to any of the Intangible Property.

          Section 3.21     Major Customers and Suppliers; Supplies
                           The Seller has provided Purchaser with a list of the
ten (10) largest customers (measured by dollar volume) of the Seller and all suppliers of significant goods or services to the Seller for the period ended December 31, 1995. Schedule 3.21 identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Except as indicated on
Schedule 3.21, all supplies and services necessary for the conduct of the business of the Seller, as presently conducted, may be obtained from alternate sources on terms and conditions comparable to those presently available to the Seller, and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Purchaser will be unable to continue to procure the supplies and services necessary to conduct the business conducted by Seller on substantially the same terms and conditions as such supplies and services are currently procured. There has not been and to the best of Seller's knowledge there will not be any adverse change in the relations of the Seller with their respective customers, suppliers, contractors, licensors and lessors, as a result of the announcement or consummation of the transactions contemplated by this Agreement and the Seller has no knowledge that any of the Seller's major customers or suppliers has or is contemplating terminating its relationship with the Seller. To the best of Seller's knowledge, no major customer or supplier has experienced any type of work stoppage or other adverse circumstances or conditions that may jeopardize or adversely affect the Purchaser's future relationship with any major customer or supplier. Except as set forth on Schedule 3.21, there are no pending disputes or controversies between any major customer or supplier of the Seller, and there exist no facts which to the best of Seller's knowledge in the future would impair the relationship of the Purchaser with the Seller's major customers or suppliers.

          Section 3.22     Related Parties
                           Except as set forth on Schedule 3.22, none of the
Seller, nor any current or former (within the past five (5) years) director, officer or employee of the Seller (individually a "Related Party" and collectively the "Related Parties") or any Affiliate of any of the Seller or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the Seller, or of a supplier or customer of the

Seller; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intangible Property) which is utilized in the operation of the business of the Seller; or (c) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the Seller, except for employment, consulting or other personal service agreements that may be in effect and which are listed on Schedule 3.26(a) hereto.

          Section 3.23     List of Accounts
                           Set forth on Schedule 3.23 is:  (a) the name and
address of each bank or other institution in which the Seller maintains an account (cash, securities or other) or safe deposit box; (b) the name and telephone number of the Seller's contact person at such bank or institution;
(c) the account number of the relevant account and a description of the type of account; and (d) the signatories to each such account.

          Section 3.24     Personnel
                           Schedule 3.24 contains the names, job descriptions
and annual salary rates and other compensation of all officers, directors, consultants and employees (who are paid in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum by the Seller) of the Seller (including compensation paid or payable by the Seller under the Seller Plans (as hereinafter defined)). A list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave is set forth on Schedule 3.24, a complete copy of each of which has been provided to Purchaser.

          Section 3.25     Labor Relations
                           There is no strike, work stoppage or slowdown or
labor disturbance pending or, to the best of the Seller's knowledge, threatened that involves any employees of the Seller. The Seller is not a party to, otherwise bound by or threatened with any labor or collective bargaining agreement and there have been no attempts to organize a labor union or to seek recognition as a collective bargaining unit by or with respect to any employees of the Seller. Without limiting the generality of Section 3.6, except as identified on Schedule 3.25, (a) (i) no unfair labor practice complaints have been filed against the Seller with any governmental or regulatory agency, which either the Seller, the Executive or the Stockholder has received notice, (ii) the Seller has not received any notice or communication reflecting an intention or threat to file any such complaint, and (iii) no Person has made any claim, and there is no basis for any claim, against the Seller under any statute, regulation or ordinance relating to discrimination with respect to employees or employment practices, and (b) no claim is pending or to the best knowledge of the Sellers threatened against the Seller in connection with the United States Wage and Hour Law, the Americans with Disabilities Act, the Occupational Safety and Health Act or similar law.

          Section 3.26     Employment Agreements and Employee Benefit
                           Plans

                           (a)      Employment Agreements.  Except as set forth
on Schedule 3.26(a), there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Seller and any officer, director, consultant or employee ("Employment Agreements"). The Seller has previously delivered to Purchaser true and complete copies of all of the Employment Agreements. Except as set forth in Schedule 3.26(a), the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Seller are such that their employment or engagement may be terminated upon not more than two weeks notice given at any time without liability for payment of compensation or damages and the Seller has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees.
                           (b)      Employee Benefit Plans.  Except as set forth
on Schedule 3.26(b), the Seller has no pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained or contributed to by the Seller for any of its directors, officers, consultants, employees or former employees (the "Seller Plans"). The Seller has previously made available to Purchaser (i) a true and complete copy of all of the Seller Plans (or, if oral, an accurate written summary thereof); (ii) a current summary plan description (plus summaries of any subsequent modifications thereto) for each Seller Plan; (iii) the latest IRS determination letter obtained with respect to any Seller Plan qualified under Section 401 or 501 of the Internal Revenue Code of 1986, as amended (the "Code"); and (iv) Forms 5500 for the last three (3) plan years for each Seller Plan required to file such form. Except as set forth on Schedule 3.26(b), none of the Seller Plans are subject to ERISA and except as set forth on Schedule 3.26(b), the Seller has not established, maintained, made or been required to make any contributions to, or terminated, and has no liability with respect to, any "employee benefit plan" within the meaning of ERISA. The Seller has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC")

and no facts or circumstances exist which might give rise to any liability of the Seller to the PBGC or which could reasonably be anticipated to result in any claims being made against ABA, the Purchaser or the Seller by the PBGC. No facts or circumstances exist which might give rise to any liability of any Seller Plan to any other Person. The Seller has paid all amounts required under applicable law and any Seller Plan to be paid as a contribution to any Seller Plan through the date hereof. The Seller has set aside adequate reserves to meet contributions which are not yet due under any Seller Plan. Neither the Seller, the

Executive, the Stockholder nor any other Person has engaged in any transaction with respect to any Seller Plan which would subject the Seller to any tax, penalty or liability for prohibited transactions. No director, officer or employee of the Seller, to the extent he is a fiduciary with respect to any Seller Plan, has breached any of his responsibilities or obligations imposed upon fiduciaries or which could result in any claim being made under, by or on behalf of any Seller Plan. No Seller Plan provides post- employment medical, health, or life insurance benefits for present or future retirees or present or future terminated employees, except for continuation coverage provided pursuant to the requirements of Section 4980B of the Code or Sections 601-608 of ERISA or a similar state law.
          Section 3.27     Tax Matters
                           The Seller has previously delivered to Purchaser
true, correct and complete copies of each of the federal, state and local income tax returns filed by the Seller, its Subsidiaries and Affiliates for the past five fiscal years through December 31, 1995. Except as provided on
Schedule 3.27: All tax returns and tax reports required to be filed with respect to the business and assets of the Seller, its Subsidiaries and Affiliates have been timely filed (or appropriate extensions have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing as filed are true, correct and complete and, in all respects, reflect accurately all liability for taxes of the Seller, its Subsidiaries and Affiliates for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, FICA, FUTA and other taxes (including interest and penalties), if any, collectible or payable by the Seller, its Subsidiaries or Affiliates or relating to or chargeable against any of their respective assets, revenues or income through December 31, 1995, and through the Closing date, were fully collected and paid by such date or provided for by adequate reserves in the December 31, 1995 Financial Statements and all similar items due through the Closing date will have been fully paid by that date or provided for by adequate reserves. Except as set forth on Schedule 3.27, no taxation authority has sought to audit the records of the Seller, its Subsidiaries or Affiliates for the purpose of verifying or disputing any tax returns, reports or related information and disclosures provided to such taxation authority. No claims or deficiencies have been asserted against the Seller, its Subsidiaries or Affiliates with respect to any taxes or other governmental charges or levies which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the December 31, 1995 Financial Statements, and to the best of Seller's knowledge, there exists no reasonable basis for the making of any such claims, all of which shall remain the responsibility of Seller whether or not scheduled, unless specifically assumed by Purchaser as part of the Assumed Liabilities set forth on Schedule 2.1(a)(ii). The Seller, its Subsidiaries or Affiliates have not waived any restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations relating to taxation.

          Section 3.28     Material Agreements
                           (a)      Schedule 3.28 sets forth a brief description
of all material written and oral contracts or agreements relating to the Seller (except with respect to the Leases, which are set forth on Schedule 3.17, which is hereby incorporated by reference into Schedule 3.28 and made a part thereof), including without limitation any: (i) contract resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Fifteen Thousand Dollars ($15,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (ii) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing or lending of money or encumbrance of assets involving more than Fifteen Thousand Dollars ($15,000.00) in each instance; (iii) agreement which restricts the Seller from engaging in any line of business or from competing with any other Person; (iv) warranties made with respect to products manufactured, packaged, distributed or sold by the Seller; or (v) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of the Seller (collectively, and together with the Leases, Employment Agreements, Seller Plans and all other agreements required to be disclosed on any Schedule to this Agreement, the "Material Agreements"). The Seller has previously furnished to Purchaser true, complete and correct copies of all written agreements, as amended, required to be listed on Schedule 3.28. Purchaser does not assume any such agreement whether or not listed on Schedule 3.28, and Seller acknowledges and agrees that all such agreements and the obligations and liabilities of Seller thereunder shall remain the responsibility of Seller, unless and to the extent expressly assumed as an Assumed Liability set forth on Schedule 2.1 (a)(ii).

                           (b)      Except as set forth on Schedule 3.28, none
of the Material Agreements was entered into outside the ordinary course of business of the Seller, contains any unusual, onerous or burdensome provisions that will impair or adversely effect in any way the operations of the Seller, or is reasonably likely to be performed at a loss.

                           (c)      The Material Agreements are each in full
force and effect and are the valid and legally binding obligations of the Seller and the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Neither the Seller, the Executive nor the Stockholder has received notice of default by the Seller under any of the Material Agreements and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder. None of the other parties to any of the Material Agreements is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. Neither the Seller, the Executive nor the Stockholder has received notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, nor are any of them aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation or termination.

                           (d)      Except as otherwise indicated on Schedule
3.28, the continuation, validity and effectiveness of the Material Agreements under the current terms thereof will in no way be affected by the consummation of the transactions contemplated by this Agreement.

          Section 3.29     Guaranties
                           Except as set forth on Schedule 3.29, the Seller is
not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Seller.

          Section 3.30     Products
                           (a)      Except as set forth on Schedule 3.30, there
exists no set of facts (i) which could furnish a basis for the recall, withdrawal or suspension of any product, governmental license, approval or consent of any governmental or regulatory agency with respect to any product distributed or sold by the Seller (a "Product"), (ii) which could furnish a basis for the recall, withdrawal or suspension by order of any state, federal or foreign court of law of any Product, or (iii) which could have an adverse effect on the continued operation of any facility of the Seller or which could otherwise cause the Seller to recall, withdraw or suspend any such Product from the market or to change the marketing classification of any such Product.

                           (b)      True, correct and complete copies of all
correspondence received or sent by or on behalf of the Seller during the past five (5) years, from or to any governmental regulatory agency have been previously delivered to Purchaser.

          Section 3.31     Environmental Matters
                           (a)      Except as described on Schedule 3.31, the
Seller and its present and former Subsidiaries and Affiliates have complied in all material respects with all applicable Environmental Laws; (ii) no Recognized Environmental Condition exists on the real property and Leased Property or improvements thereon owned or leased, as the case may be, by the

Seller except as set forth on Schedule 3.31 hereto, (iii) Seller has not received any complaint, notice, order or citation of any actual, threatened or alleged noncompliance by the Seller, the Executive or the Stockholder with any of the Environmental Laws; and (iv) there is no proceeding, suit or investigation pending or, to the Seller's knowledge, threatened against any of the Seller, the Executive, or the Stockholder with respect to any violation or alleged violation of any Environmental Laws and there is no reasonable basis for the institution of any such proceeding, suit or investigation.

                           (b)      In the event that the Phase I Environmental
Assessment to be performed indicates that the real property and Leased Property or the improvements thereon identified on Schedule 3.17 are not in compliance in all material respects with the Environmental Laws or other applicable laws, or that a Recognized Environmental Condition exists, Purchaser shall so notify Seller in writing within 10 days after receipt of the results of the Phase I Environmental Assessment. The Purchaser shall elect in writing within 10 days of receipt of such notice to either (i) require the Seller to bring the real property or Leased Property, as applicable, into compliance with applicable laws or to otherwise reasonably correct the defect in a good and workmanlike manner in compliance with applicable laws; provided, however, that if the cost to Seller of remedying any such condition is reasonably expected to exceed $25,000, the Seller shall have the option, in its sole discretion, to not perform any such remedial acts upon giving the Purchaser written notice within 10 days of Seller's receipt of Purchaser's notice, in which event, the Purchaser shall have the option, in its sole discretion, to terminate this Agreement in accordance with
Section 6.4 hereof; or (ii) terminate this Agreement pursuant to Section 6.4 of this Agreement. In the event that Seller elects to remedy any Recognized Environmental Condition or other item identified by the Phase I Environmental Assessment, Seller shall commence such action promptly, but in any event within 30 days of his election or within any such additional time upon which the parties may mutually agree.

          Section 3.32     Certain Transfers
                           The transfer of the Purchased Assets by the Seller
to Purchaser in accordance with the terms of this Agreement shall not constitute a voidable preference or transfer in fraud by any creditor under applicable federal or state insolvency law.

          Section 3.33     Non-Distributive Intent
                           The Seller is acquiring the shares of ABA Common
Stock to be issued hereunder for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Seller will not sell or otherwise dispose of such shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect. By virtue of its position the Seller has access to the kind of financial and other information about ABA as would be contained in a registration statement filed under the Securities Act. The Seller understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

          Section 3.34     Inventories
                           Except as set forth on Schedule 3.34, the
inventories of the Seller (raw materials, work-in-process and finished goods) shown on the balance sheet included in the December 31, 1995 Financial Statements have been valued at the lower of cost or market, reduced by all appropriate reserves for obsolescence, valuation and other appropriate matters. Such inventory does not and will not include any items below standard quality, damaged or spoiled, obsolete or of a quality or quantity not useable or saleable in the ordinary course of the business of the Seller as currently conducted, at normal margins, or any items whose expiration date has passed or will pass within twelve months of the date hereof, or any excess inventory, the value of which has not been fully written down or reserved against in the Financial Statements. The Seller has and will continue to have through the Closing date adequate quantities and types of inventory to enable it to conduct its business as presently conducted and as anticipated to be conducted.

          Section 3.35     Absence of Certain Business Practices
                           None of the Seller, the Executive, the Stockholder,
their respective Related Parties, any Affiliate of the Seller, the Executive, the Stockholder or any Related Party, any agent of the Seller, any other Person acting on behalf of or associated with the Seller or any individual related to any of the foregoing Persons, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which (i) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding,
(ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Seller as reflected in the Financial Statements or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Seller or subject the Seller to suit or penalty in any private or governmental litigation or proceeding.

          Section 3.36     Accounts and Notes Receivable
                           The Seller has delivered to Purchaser a true and

complete aged list of unpaid accounts and notes receivable owing to the Seller as of ten business days prior to the Closing date, setting forth the due dates thereof, that are a part of the Purchased Assets (the "Receivables"). All of such Receivables constitute only bona fide, valid and binding claims arising in the ordinary course of the Seller's business, subject to no valid counterclaims or setoffs, at the aggregate recorded amount thereof subject to normal reserves for doubtful accounts and normal discounts. All sales underlying such Receivables are final sales, with no right of return, and except as set forth on Schedule 3.36 attached hereto, were made under normal sales terms in the ordinary course of business and all related warranties have been adequately reserved. The Seller, the Executive and the Stockholder hereby agree to guarantee to ABA and the Purchaser the collectibility of all such Receivables, in accordance with the terms of a Guarantee Agreement to be entered into substantially in the form of Exhibit A attached hereto. Such guarantee shall be a guarantee of payment and not of collection.

          Section 3.37     Disclosure
                           No representation or warranty of the Seller, the
Executive or the Stockholder contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Seller, the Executive or the Stockholder to Purchaser or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide a prospective purchaser of the Purchased Assets with full and proper information as to the business, financial condition, assets, results of operation or prospects of the Seller and the value of its properties.

                              ARTICLE IV

            Representations and Warranties of ABA and the Purchaser

              In order to induce the Seller, the Executive and the Stockholder to enter into this Agreement and to consummate the transactions contemplated hereby, ABA and the Purchaser make the representations and warranties set forth below to the Seller, the Executive and the Stockholder.

          Section 4.1     Organization; Standing and Power

                           Each of ABA and the Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the state of its incorporation. Each of ABA and the Purchaser is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its respective properties or the conduct of its respective businesses requires such qualification, except where the failure to be so qualified would not have an adverse effect on the business, operations or properties of ABA or the Purchaser, as the case may be. Each of ABA and the Purchaser has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          Section 4.2     Authorization; Enforceability

                           The execution, delivery and performance of this
Agreement by ABA and the Purchaser and the consummation by ABA and the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of ABA and the Purchaser. This Agreement has been duly executed and delivered by ABA and the Purchaser, and constitutes the legal, valid and binding obligation of ABA and the Purchaser, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

          Section 4.3     Validity of ABA Common Stock

                           The shares of ABA Common Stock to be delivered to
Seller pursuant to this Agreement, when issued in accordance with the terms and provisions of this Agreement, will be validly authorized, validly issued, fully paid and nonassessable.

          Section 4.4     Brokers

                           Neither ABA nor the Purchaser has employed any
financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

          Section 4.5     SEC Filings and Financial Statements

                           ABA has heretofore made available to the Seller true
and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by the Company with the Commission since September 20, 1993 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "SEC Filings"). The SEC Filings constitute all of the documents (other than preliminary materials) that ABA was required to file with the Commission since such date. As of their respective dates, each of the SEC Filings complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations under each such Act. None of the SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the SEC Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present in accordance with GAAP in all material respects the financial position of ABA as at the dates thereof and the results of its operations and its cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments and the absence of footnotes.

          Section 4.6     No Violation or Conflict

                           The execution, delivery and performance of this
Agreement by each of ABA and the Purchaser and the consummation by each of ABA and the Purchaser of the transactions contemplated hereby do not violate or conflict with any provision of ABA's or the Purchaser's Certificate of Incorporation or Bylaws, and do not, with or without the passage of time or the giving of notice, or both, result in the breach of, or constitute a default, pursuant to any instrument or agreement to which either ABA or Purchaser is a party.

          Section 4.7     Consents of Governmental Authorities and
                          Others

                           Except as set forth on Schedule 4.7, no consent,
approval or authorization of, or registration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required in connection with the execution, delivery or performance of this Agreement by ABA or the

Purchaser or the consummation by ABA or the Purchaser of the transactions contemplated hereby.

          Section 4.8     Litigation

                           Except as set forth on Schedule 4.8, or as disclosed
in the SEC Filings, there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or, to the knowledge of ABA or the Purchaser, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting ABA or the Purchaser (as plaintiff or defendant) which could, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of ABA or the Purchaser or (b) against ABA or the Purchaser relating to the transactions contemplated by this Agreement and there exist no facts or circumstances known to ABA or the Purchaser creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above.

                                   ARTICLE V
                             Additional Agreements

          Section 5.1     Survival

                           The representations, warranties, covenants and
agreements of ABA, the Purchaser, the Seller, the Executive and the Stockholder set forth in this Agreement shall survive the Closing date; provided, however, that the representations and warranties of the Seller, the Executive and the Stockholder contained in Article III and the representations and warranties of ABA and the Purchaser contained in Article IV shall survive the Closing date until June 30, 1999; and provided, further, that none of the limitations of the immediately preceding proviso shall apply with respect to indemnification obligations of a party arising in connection with the breach of any representation or warranty set forth in Sections 3.7, 3.11, 3.12, 3.15, 3.22, 3.27, 3.30, 3.31 or 3.35 of this Agreement, and none of such limitations shall apply with respect to any action based upon intentional or fraudulent actions, misrepresentations or breaches of any party.

          Section 5.2     Investigation

                           The representations, warranties, covenants and
agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All representations and warranties contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement.

          Section 5.3     Indemnification

                           (a)      By Seller, the Executive and the
Stockholder. Subject to the limitations set forth in Sections 5.1 and 5.3(e), the Seller, the Executive and the Stockholder agree, jointly and severally, to indemnify and hold harmless ABA, the Purchaser and their respective directors, officers, employees and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and accountants, arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of any of the Seller, the Executive or the Stockholder contained in this Agreement or any agreement referred to herein and delivered at or prior to the Closing; (ii) any and all claims arising out of, relating to, resulting from or caused (whether in whole or in part) by any transaction, event, condition, occurrence or situation in any way relating to the Seller or the conduct of its business arising or occurring on or prior to the Closing date without regard to whether such claim exists on the Closing date or arises at any time thereafter; (iii) any obligation or liability of the Seller of any nature, whether accrued, contingent, absolute or otherwise, not assumed by ABA or the Purchaser in accordance with this Agreement; (iv) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing; and (v) any obligation or liability of the Seller or the Stockholder for any taxes attributable to or arising from the ownership or sale or use of the Purchased Assets or the conduct of any business by the Seller.

                           (b)      By ABA and the Purchaser.  Subject to the
limitations set forth in Sections 5.1 and 5.3(e), ABA and the Purchaser agree, jointly and severally, to indemnify and hold harmless the Seller, the Executive and the Stockholder from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of ABA or the Purchaser contained in this Agreement or any agreement referred to herein and delivered at or prior to the Closing; (ii) any of the Assumed Liabilities; and (iii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

                           (c)      Indemnity Procedure.  A party or parties
hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

                   An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

                The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the

Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

                  The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

                   With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

                           (d)      Escrow Provisions. In order to secure the
obligations of the Seller, the Executive and the Stockholder hereunder, Seller will deliver to NationsBank, N.A., as escrow agent, or if NationsBank, N.A. is not then able to act as such, such other party as the Purchaser and the Seller shall mutually agree upon (the "Escrow Agent") pursuant to an escrow agreement to be entered into by all the parties hereto and the Escrow Agent, in form and substance reasonably acceptable to the parties hereto and the Escrow Agent (the "Escrow Agreement"), the shares of ABA Common Stock received by Seller pursuant to Section 2.1(a)(i) and (iii) hereof, together with any additional shares as may be required by Section 5.6 hereof, one-half of which shares will be held in escrow (the "Escrow Fund") until March 15, 1998, and the remainder of which will be held in escrow until June 30, 1999 (each, a "Release Date"). Should any claims be made while any shares are held in escrow, the same shall remain in escrow until the final resolution of such claim, notwithstanding the passing of March 15, 1998 or June 30, 1999, as the case may be. The Purchaser shall have the right, in the exercise of its reasonable and good faith judgment, to set-off and deduct from the Escrow Fund, upon written notice to the Escrow Agent, that number of shares of ABA Common Stock having a value equal to the amount of any losses for which Seller, the Executive or the Stockholder are required to indemnify Purchaser pursuant to the provisions of Section 5.3(a) above, including, but not limited to, by reason of Section 2.1(f) hereof; provided, however, that prior to any such set-off, (x) the Purchaser shall give notice to the Seller of the claim for which indemnity is sought, and the Seller shall have a period of 15 days in which to cure or otherwise remedy, to the satisfaction of the Purchaser, any such claim, and (y) during such 15 day period, Seller and Purchaser shall hold good faith negotiations to resolve any dispute with respect to any such claim for indemnification (however, such negotiations shall not extend such 15 day period); and (z) that prior to any such set-off, the Seller shall be afforded the opportunity to pay to the Purchaser, in immediately available funds, the amount of any such loss within 15 days of notice thereof. For purpose of this Section 5.3(d), the value of the shares of ABA Common Stock shall equal the average closing price of ABA's Common Stock on the American Stock Exchange (or such other exchange as such shares may then be listed) for the ten consecutive trading day period ending two trading days prior to the date of determination. If the amount of deduction is subsequently determined to be in excess of the amount which Purchaser is legally entitled to deduct, Purchaser shall promptly return such funds in cash or ABA Common Stock, as the case may be, to the Escrow Fund or if the Escrow Fund has terminated, shall pay such difference to Seller after such final determination. ABA Common Stock returned to the Escrow Fund shall be valued as set forth above. In the event any shares of ABA Common Stock are sold at the request of the Seller while held in the Escrow Fund, the proceeds of any such sale shall be remitted to and held as part of the Escrow Fund until released in accordance with the provisions of this Section. So long as there is no breach of any representation, warranty, covenant or agreement by the Seller, the Executive or the Stockholder under this Agreement or the other agreements contemplated hereby, and subject to any rights in favor of third parties that may be granted by the Seller, the Executive or the Stockholder, the Seller shall be entitled to vote the shares of ABA Common Stock in the Escrow Fund and to receive dividends thereon, when, as and if declared by the Board of Directors of ABA.

                           (e)      Limitations. The indemnification obligations
of the parties hereto pursuant to Sections 5.3(a) and (b) shall be subject to the following limitations. No Indemnifying Party shall be required to indemnify an Indemnified Party unless the aggregate of all claims of such Indemnified Party has first reached $150,000 (the "Threshold Amount"), at which time only claims of an Indemnified Party in excess of the Threshold Amount shall be subject to the Indemnifying Party's indemnification obligations; provided, however, that (v) the amount of Receivables that the Seller, the Executive and the Stockholder have guaranteed as being collectible by the Purchaser shall not be subject to the Threshold Amount, and any such Receivable that is not collected by the Purchaser within the time periods herein set forth shall be an indemnifiable claim, dollar for dollar, against the Seller, the Executive and the Stockholder, regardless of whether the Threshold Amount has been reached;
(w) any claim asserted by Aardvark Tactical, Inc. against ABA or Purchaser arising out of the letter agreement dated February 9, 1996 between Aardvark Tactical, Inc. and Seller; (x) costs, expenses and/or damages in connection with pending litigation of Vantage Enterprises, Inc. or any claim asserted by Vantage Enterprises, Inc. or any affiliate thereof against ABA or Purchaser arising out of or in connection with the transactions contemplated by this Agreement; (y) (1) any deductible amount against Seller's product liability insurance policy with respect to any event occurring prior to the Closing date; (2) costs, expenses and/or damages in connection with pending litigation of Neuman U.S.A. or any claim asserted by Neuman U.S.A. or affiliate thereof against ABA or Purchaser; (3) any claim asserted by Leslie Esterbrook or an affiliate thereof against ABA or Purchaser; (4) any claim, including penalties, asserted by the Department of Transportation or other governmental authority against ABA or Purchaser arising out of or in connection with actions of Seller taken prior to Closing date; and (5) all taxes (inclusive of any interest and penalties) payable by Seller occurring prior to the Closing date, known or unknown, contingent or otherwise, whether or not then due, asserted or assessed against ABA or Purchaser; and (z) the Final Amount adjustment payments described in Section 5.6 hereof, shall not be subject to the Threshold Amount, and any such adjustment shall be due and payable, dollar for dollar, regardless of whether the Threshold Amount has been reached. Notwithstanding the foregoing, (i) the obligations of the Seller, the Executive and the Stockholder, on the one hand, and of the Purchaser and ABA, on the other hand, shall not exceed $4,750,000, and (ii) the limitations contained in this Section 5.3(e) shall not apply with respect to (A) any action based upon intentional or fraudulent actions, misrepresentations or breaches of any party, and (B) any liabilities arising out of a breach of Sections 3.6, 3.14, 3.27, 3.30, 3.31, 3.35 or 5.7 hereof.

          Section 5.4     Seller to Change Name

                           On the Closing date, the Seller will file an
appropriate amendment to its Certificate of Incorporation to change its name to XM Corporation, and shall not further change or amend its name or use any other trade or fictitious name.

          Section 5.5     Registration of ABA Common Stock

                           ABA will use its best efforts to include the shares
of ABA Common Stock issued to the Seller in a registration statement of ABA to be filed with the Commission on or before December 15, 1997. One-half of the shares of ABA Common Stock received by the Seller and/or the Stockholder, as the case may be, pursuant to this Agreement shall be subject to a lock-up agreement through March 15, 1998, and the remainder of such shares of ABA Common Stock shall be subject to a lock-up agreement through June 30, 1999, substantially in the form of Exhibit B attached hereto (the "Lock-Up Agreement"), and shall also be held in escrow until March 15, 1998 and June 30, 1999, as applicable, and be available to satisfy the Seller's, the Executive's and the Stockholder's obligations to ABA and the Purchaser.

          Section 5.6     Preparation of Closing Date Balance Sheet

                           (a)      At Closing, Seller shall provide Purchaser
with a schedule of Purchased Assets and Assumed Liabilities correct as of the Closing date, prepared in accordance with GAAP (the "Closing

Date Balance Sheet") except that, with respect to those Receivables that the

Seller, the Executive and the Stockholder have guaranteed, the same shall be stated at face value. Seller's Net Tangible Assets as of the date of Closing shall be determined in accordance with GAAP. The Closing Date Balance Sheet shall be accompanied by a certificate of the Executive, Chief Operating Officer and Chief Financial Officer of Seller that such Closing Date Balance Sheet has been prepared in accordance with GAAP. Prior to the date of Closing, the Seller shall conduct a physical count of all of Seller's inventory and any other physical assets as of the date as requested by the Purchaser. Such inventory count shall be attended by the Purchaser and its accountants and other representatives, and the Purchaser and its accountants and other representatives shall be afforded access to the work papers and other records of the Seller and its accountants in connection with such inventory count. The results of such inventory count shall be used to determine the inventory value as of the Closing in order to calculate the Net Tangible Assets included in the Closing Date Balance Sheet.

                           (b)      If the value of the Net Tangible Assets of
Seller, as set forth on the Closing Date Balance Sheet, is less than $1,550,000, the purchase price and the funds to be paid at Closing by Purchaser pursuant to Section 2.1(a)(i) shall be reduced dollar for dollar for the difference. Subsequent to the Closing, but in no event later than seventy-five
(75) days thereafter, the Purchaser or its independent accountants shall tentatively determine the Net Tangible Assets of Seller as of the Closing and submit its calculation to the Seller for review. The Seller shall be provided reasonable access to the work papers and all other appropriate records of Purchaser or its independent accountants used to arrive at such calculation. The Seller shall accept or reject the calculation by written notice to the Purchaser within thirty (30) days thereafter; failure to reject the calculation within such period shall be deemed conclusive acceptance of the calculation. If Seller disputes the calculation, the parties will attempt to resolve their differences jointly and shall provide reasonable access to each other's appropriate records, including, but not limited to, their respective work papers, but if no resolution is reached within ten (10) business days, then the parties agree to submit the disputed items to a Big 6 accounting firm, or such other arbiter, as may be mutually agreed upon, for determination within thirty (30) business days, which determination shall be conclusive for all purposes. Such mutually agreed arbiter's sole assignment shall be to determine whether the Net Tangible Asset value as of the Closing has been computed in accordance with the terms of this Section 5.6. The cost of such mutually agreed arbiter's determination shall be borne equally by the parties.

                           (c)      If the final Net Tangible Asset value, as
determined above (the "Final Amount"), is less than $1,550,000, then the purchase price shall be reduced dollar for dollar and

Seller shall pay to the Purchaser, in immediately available funds, the difference between $1,550,000 and the Final Amount within five (5) business days, from such determination, provided, however, no reduction shall be made to the purchase price to the extent that the reduction in the value of the Net Tangible Assets on the Closing Date Balance Sheet is solely attributable to expenses of Seller having been capitalized and included in the value of Seller's inventory as set forth on such Closing Date Balance Sheet consistent with the Seller's audited 1995 financial statements. In the event that such payment is not timely made, then notwithstanding any other provision contained herein (including, but not limited to, any notice period herein described), and in addition to all other rights and remedies available to Purchaser and ABA at law or equity, or pursuant to this Agreement, the Guarantee, or otherwise, Purchaser shall have the absolute right to immediately withdraw from the Escrow Fund for the Purchaser's own account such number of shares of ABA Common Stock as will have a value (as determined in accordance with Section 2.1(a)(i)) equal to 150% of the difference between $1,550,000 and the Final Amount, and such adjustment shall be deemed a reduction to the purchase price set forth in
Section 2.1(a)(i). Such shares so removed from the Escrow Fund shall not be subject to the terms and provisions of the Escrow Fund, and shall belong to the Purchaser. The Threshold Amount shall not be applicable to the Final Amount adjustment payments hereinabove described, which shall be payable dollar for dollar as herein provided.

                           (d)  On the first anniversary date of the Closing,
Purchaser may sell, in which event Seller shall purchase, for cash, all unsold inventory of Number 19 grenades included in the inventory as part of the Purchased Assets. Payment shall be made simultaneously against delivery of such grenades to Seller.

          Section 5.7     Filing of Sales Tax Returns

                           The Seller shall file with all appropriate
authorities its final sales tax returns within thirty (30) days after the Closing date. Any liabilities or obligations resulting therefrom, including, without limitation, due to audits of said returns, shall be the liability and obligation of the Seller, and the Purchaser shall have no obligation whatsoever with respect thereto.

          Section 5.8     Employee Stock Options

                           ABA hereby agrees to make available to those
employees of the Seller who become employees of the Purchaser or ABA, in the sole discretion of ABA, options to purchase up to an aggregate of 100,000 shares of ABA Common Stock pursuant to ABA's 1996 Incentive Stock Option Plan.

                                   ARTICLE VI
                       Conditions Precedent; Termination

          Section 6.1 Conditions Precedent to the Obligations of ABA and the Purchaser

                           Each and every obligation of ABA and the Purchaser
to consummate the transactions described in this Agreement and any and all liability of ABA and the Purchaser to the Seller, the Executive and the Stockholder shall be subject to the fulfillment on or before the Closing date of the following conditions precedent:

                           (a)      Representations and Warranties True.  Each
of the representations and warranties of the Seller, the Executive and the Stockholder contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing date with the same force and effect as though made on and as of such date (except for changes specifically permitted by this Agreement, including, without limitation, Section 7.1 hereof).

                           (b)      Performance.  The Seller, the Executive and
the Stockholder shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing date.

                           (c)      No Adverse Change.  Except as expressly
permitted or contemplated by this Agreement, no event or condition shall have occurred which has materially adversely affected or may materially adversely affect in any respect the condition (financial or otherwise) of the Seller or of the Seller's assets, liabilities (whether accrued, absolute, contingent or otherwise), earnings, book value, business, operations or prospects.

                           (d)      Seller's, the Executive's and Stockholder's
Certificate. The Seller, the Executive and the Stockholder shall have delivered to Purchaser a certificate dated the Closing date, certifying that the conditions specified in Section 6.1(a), (b) and (c) above have been fulfilled, and that the Net Tangible Assets of Seller to be purchased by Purchaser as of the Closing date determined in the manner provided in Section 5.6, are at least $1,550,000; the Seller shall have delivered to Purchaser a certificate signed by the Executive and the, Seller's Chief Operating Officer and Chief Financial Officer certifying that the Financial Statements have been, and the Closing Date Balance Sheet will be, prepared in accordance with the books of account and records of the Seller, fairly present, and are true, correct and complete statements in all respects of the Seller's financial condition as of their respective dates, and have been prepared in accordance with GAAP, except that the inventory valuation shall be computed in accordance with Section 3.34, provided that any excess inventory of Number 19 grenades shall be treated as provided in Section 5.6(d); and as to such other matters as Purchaser may reasonably request.

                           (e)      No Litigation.  No litigation, arbitration
or other legal or administrative proceeding shall have been commenced, be pending or threatened by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement. The litigation entitled Vantage Enterprises, Inc. v. Def-Tec Corporation, et al., pending in the Court of Common Pleas of Ashtabula County, Ohio, shall be settled on or before Closing on substantially the terms of the Settlement Agreement, per the draft furnished to Purchaser on August 21, 1996. Seller acknowledges and agrees that the amount of such settlement may be paid directly by Purchaser at Closing, which amount shall thereupon be deducted from the cash portion of the purchase price payable pursuant to Section 2.1(a)(i).

                           (f)      Consents.  The Seller shall have obtained
all authorizations, consents, waivers and approvals and given all notices as may be required or advisable to consummate the transactions contemplated by this Agreement including, but not limited to, the consents, waivers and approvals of Key Bank, Raytheon, Inc., and of any of the landlords to the Leased Property which is required in accordance with the terms of the Leases, consents with respect to any Material Agreement and notices to creditors of the Seller in respect of bulk transfer laws, if applicable, or otherwise.

                           (g)      Opinion of Counsel.  An opinion letter from
Stuart Cordell, Esq. and/or counsel to the Seller, the Executive and the Stockholder addressed to ABA and the Purchaser, in form and substance satisfactory to ABA and the Purchaser, as to such matters as ABA and the Purchaser may reasonably request, shall have been delivered to ABA and the Purchaser at the Closing.

                           (h)      Certain Agreements.  The Executive, the
Stockholder and the Seller, as appropriate, shall have executed and delivered the Guarantee Agreement, the Escrow Agreement, and the Lock-Up Agreement.

                           (i)      Completion of Due Diligence.  The Purchaser
shall have completed its due diligence investigation of the Seller including, but not limited to, tax returns filed by Seller, any

Internal Revenue Service audit, Phase I environmental audits, any arrangements with DTC-Ohio and Nina, title reports with respect to the Purchased Assets and, Phase I Environmental Reviews, all to its sole and absolute satisfaction, on or before the Closing.

                           (j)      Closing Date Balance Sheet Amounts.  The Net
Tangible Assets as of the Closing date shall not be less than $1,550,000. Any reductions in the Assumed Liabilities from the date hereof through the Closing date, arising through the negotiation of outstanding balances, shall accrue to the benefit of the Purchaser and not be used as a reduction of the Assumed Liabilities and a corresponding increase to Net Tangible Assets.

                           (k)      Collection of Certain Receivables.  All of
the Seller's Receivables from employees of the Seller shall have been collected on or before the Closing date. All expense reimbursements or other liabilities owed to employees of the Seller shall have been paid on or before the Closing date.

                           (l)      Disposition of Airplane.  The airplane
listed on the Seller's balance sheet as of December 31, 1995 shall have been disposed of, or arrangements shall have been made for its disposition, or Seller shall retain the same; provided, however, that any such arrangement shall be on terms that are satisfactory to the Purchaser in its sole discretion and shall have been affected on or before September 20, 1996.

                           (m)      Board Approval.  This Agreement and the
transactions contemplated hereby shall have been approved by the Board of Directors of ABA and the Purchaser.

                           (n)      1995 Financial Statements.  Seller shall
have delivered to Purchaser 1995 Financial Statements, audited by Seller's regular firm of certified public accountants with an unqualified opinion.

                           (o)      Seller shall have filed all of its income
tax returns (federal, state and local) for all years ended prior to and on December 31, 1995, irrespective of whether extensions for filing such returns have been requested, and true copies thereof shall have been furnished to Purchaser not less than five (5) business days prior to Closing.

                           (p)      Definitive International Sales Agreement.
ABA and Purchaser on the one hand, and a company principally owned or controlled by Executive on the other hand (provided Executive shall be contractually obligated to personally render the services required), shall have entered into the definitive International Sales Agreement.


          Section 6.2 Conditions Precedent to the Obligations of Seller, the Executive and the Stockholder

                           Each and every obligation of Seller, the Executive
and the Stockholder to consummate the transactions described in this Agreement and any and all liability of Seller, the Executive and the Stockholder to ABA and the Purchaser shall be subject to the fulfillment on or before the Closing date of the following conditions precedent:

                           (a)  Representations and Warranties True.  Each of
the representations and warranties of ABA and the Purchaser contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing date with the same force and effect as though made on and as of such date.

                           (b)  Performance.  ABA and the Purchaser shall have
performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing date.

                           (c)      No Material Adverse Change.  Except as
expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has materially adversely affected or may materially adversely affect in any respect the condition (financial or otherwise) of ABA or of ABA's assets, liabilities (whether accrued, absolute, contingent or otherwise), earnings, book value, business, operations or prospects.

                           (d)  Officers' Certificate.  Purchaser shall have
delivered to the Seller, the Executive and the Stockholder a certificate addressed to Seller, the Executive and the Stockholder executed by Purchaser's President and Chief Executive Officer, dated the Closing date, certifying that the conditions specified in Sections 6.2(a), (b) and (c) above have been fulfilled.

                           (d)  No Litigation.  No litigation, arbitration or
other legal or administrative proceeding shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

          Section 6.3     Best Efforts

                           Subject to the terms and conditions provided in this
Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled each of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers. In furtherance of the foregoing, each of the Seller, the Executive and the Stockholder shall use their respective best efforts to negotiate a reduction of the Assumed Liabilities.

          Section 6.4     Termination

                           This Agreement and the transactions contemplated
hereby may be terminated (i) at any time by the mutual consent of the parties hereto; (ii) by Seller, the Executive and the Stockholder, jointly, or by ABA and the Purchaser, jointly, if the Closing has not occurred on or prior to September 30, 1996 (such date of termination being referred to herein as the "Termination Date"), provided that the failure of the Closing to occur by the Termination Date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; (iii) by Purchaser at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of the Seller, the Executive or the Stockholder in this Agreement are not in all material respects true, accurate and complete or if the Seller, the Executive or the Stockholder breach in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach



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is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to ABA's or the Purchaser's obligations to conduct the Closing have not been satisfied by the date required thereof; (iv) by Seller, the Executive or the Stockholder at any time at or prior to Closing in their sole discretion if (1) any of the representations or warranties of ABA or the Purchaser in this Agreement are not in all material respects true, accurate and complete or if ABA or the Purchaser breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to Seller's, the Executive's or the Stockholder's obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section 6.4, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (iii) and (iv) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective obligations of the parties under Sections



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7.3, 7.5(b), 7.7, 8.9 and 8.15 shall survive the termination of this Agreement.
Notwithstanding anything to the contrary contained herein, if the termination of this Agreement is a result of the willful misrepresentation, willful inaccuracy or omission in a representation, willful breach of warranty, fraud or any willful failure to perform or comply with any covenant or agreement contained herein, the aggrieved party shall be entitled to recover from the non-performing party all out-of-pocket expenses which such aggrieved party has incurred and the termination of this Agreement shall not be deemed or construed as limiting or denying any other legal or equitable right or remedy of such party.

                                  ARTICLE VII
                                   Covenants

          Section 7.1     Interim Operations of the Company

                           During the  period from the date of this Agreement
to the Closing date, except with Purchaser's prior specific written consent or as expressly contemplated by this Agreement, the Seller shall, and the Executive and the Stockholder shall cause the Seller to operate its business only in the ordinary and usual course and to preserve intact its business organization and good will in all respects. Additionally, during the period from the date of this Agreement to the Closing date, the Seller shall not, and the



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Executive and the Stockholder shall cause the Seller not to, do any of the following (unless expressly permitted in writing by Purchaser):

                           (i) amend its Certificate of Incorporation or By-Laws;

                           (ii)    issue, sell or authorize for issuance or

                                   sale, shares of any class of its
                                   securities (including, but not limited
                                   to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

                           (iii)   redeem, purchase or otherwise
                                   acquire, directly or indirectly,
                                   any shares of its capital stock or
                                   any option, warrant or other right
                                   to purchase or acquire any such
                                   shares;

                           (iv)    declare or pay any dividend or other
                                   distribution (whether in cash, stock or
                                   other property) with respect to its
                                   capital stock;

                           (v) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than in the ordinary course of business;

                           (vi)    grant or make any mortgage or
                                   pledge or subject itself or any of
                                   its properties or assets to any
                                   lien, charge or encumbrance of any
                                   kind, except liens for taxes not
                                   currently due;

                           (vii) create, incur or assume any liability or indebtedness, except in the ordinary course of business;




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

                           (viii)  make or commit to make any capital
                                   expenditures exceeding in the aggregate
                                   Five Thousand Dollars ($5,000.00);

                           (ix)    become subject to any Guaranty;

                           (x) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the
                                   benefit of the Seller or any Affiliate of the Seller or any Related Party or to the prepayment of any such amounts, other than compensation benefits, and expenses payable in the ordinary course of business to Seller and scheduled lease payments under Leases listed on
                                   Schedule 3.22;


                           (xi) grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment);

                           (xii)   enter into any agreement which
                                   would be a Material Agreement, or
                                   amend or terminate any existing
                                   Material Agreement, which is
                                   outside the ordinary course of
                                   business;

                           (xiii) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

                           (xiv)   except as set forth on Schedule
                                   7.1, enter into any commitment or
                                   transaction other than in the
                                   ordinary course of business
                                   including, but not limited to, the
                                   making of any loan to any Person;

                           (xv) do any act, or omit to do any act, or permit to the extent within the Company's or the Seller's control, any act or omission to act which would cause a violation or breach of any of the representations, warranties or covenants of the Seller set forth in this Agreement;

                           (xvi)   take any action which has an

                                   adverse effect on the condition
                                   (financial or otherwise), results
                                   of operations, assets, liabilities,
                                   properties, business or prospects
                                   of the Seller, or on employee,
                                   customer or supplier relations;

                           (xvii)  alter in any manner any of the
                                   Seller's existing working capital
                                   facilities including, but not
                                   limited to, the Seller's working
                                   capital facility with Key Bank;

                           (xviii) provide any sample or promotional
                                   products of the Seller to any Person
                                   without receiving appropriate amounts in consideration therefor; or

                           (xix) agree, whether in writing or otherwise, to do any of the foregoing.


          Section 7.2     Access

               The Executive and the Stockholder shall, and shall cause the Seller to, afford to Purchaser and its agents and representatives, access throughout the period prior to the Closing date to the properties, books, records and contracts of the Seller, for the purpose of permitting Purchaser to fully investigate and perform a due diligence review of the Seller, its businesses, assets and properties, and financial condition, provided that such access shall be granted during normal business hours in such a manner as to not unreasonably interfere with the Seller's normal



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business operations. During such period the Seller shall furnish promptly to
Purchaser copies of (i) all correspondence received or sent by or on behalf of the Seller from or to any governmental authority and (ii) all other information and documents concerning its business, assets, liabilities, properties and personnel as Purchaser may reasonably request.

          Section 7.3     Confidentiality (through Closing Date)

                              Except as otherwise required in the performance of
obligations under this Agreement and except as otherwise required by law, any non-public information received by a party or its advisors from the other party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transactions contemplated by this Agreement. Purchaser shall not use (or permit to be used) through the Closing date any confidential information in any manner to compete against the Seller, whether with respect to corporate acquisitions, sales, financing, development, management, investment, or otherwise. The obligation of confidentiality shall not extend to information (a) which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a person to whom a party has provided such information, (b) which was available to a party to this Agreement on a nonconfidential basis prior to its disclosure by one party to the other pursuant to this Agreement or (c) which is disclosed by Purchaser in any legal proceeding requiring any such disclosure. Upon termination of this Agreement, each party shall promptly return any confidential information received from the other party and, upon request, shall destroy any copies of such information in its possession. The covenants of the parties contained in this Section 7.3 shall survive any termination of this Agreement until the earlier of (i) two (2) years from the date hereof, or (ii) the date when such information becomes generally available to the public, but shall terminate at the Closing, if it occurs, with respect to information concerning the Seller that is in the possession of the Executive and the Stockholder. Notwithstanding anything to the contrary contained herein, the foregoing shall in no way prevent or limit ABA or the Purchaser in conducting its existing and prospective businesses.

          Section 7.4     Notification

               Each party to this Agreement shall promptly notify the other party in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on any schedule to this Agreement had such event or circumstance occurred or existed on or prior to the date of this Agreement). Any such notification or inadvertent failure to give such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

          Section 7.5     Exclusivity

                              (a)      The Seller agrees that unless this
Agreement has been terminated in accordance with Section 6.4 hereof, neither the Seller, nor its Affiliates, representatives, employees or agents (collectively, "Agents") will, commencing on the date of this Agreement and continuing through September 30, 1996 (the "Exclusive Period"), directly or indirectly, (i) solicit, encourage or negotiate any proposal (whether solicited or unsolicited) for, or execute any agreement relating to, a sale of all or any part of the Seller or its assets or a sale of any equity or debt security of the Seller or any merger, consolidation, recapitalization or similar transaction involving the Seller with any other party (any of the foregoing is referred to as an "Acquisition Proposal"), (ii) provide any information regarding the Seller to any third party for the purpose of soliciting, encouraging or negotiating an Acquisition Proposal (it being understood that nothing contained in



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

clauses (i) or (ii) above shall restrict the Seller or any of its Agents from providing information as required by legal process), or (iii) operate the business of the Seller other than in the ordinary course of business without prior notice to, and the prior written consent of, the Purchaser.

                              (b)      In the event that the Seller does not
consummate the transactions contemplated by this Agreement as a result of the Seller's breach of Section 7.5(a) hereof, the Seller shall be liable to ABA for all costs and expenses actually incurred by ABA in pursuit of the transaction, together with the payment of liquidated damages to ABA in the agreed upon amount of $250,000.

          Section 7.6     Non-Competition

                              The Seller, the Executive and the Stockholder
acknowledge that in order to assure Purchaser that Purchaser will retain the value of the Purchased Assets, the Seller, the Executive and the Stockholder agree, on the terms set forth in this Section 7.6, not to utilize their special knowledge of the business of the Seller and their relationships with customers, suppliers and others to compete with ABA, the Purchaser and their respective Subsidiaries and Affiliates at the time in question. For a period of five (5) years beginning on the Closing date, each of the Seller, the Executive and the Stockholder and their respective Affiliates at the time of determination, shall not engage or have an interest, anywhere in the United States of America or any other geographic area where ABA or the Purchaser does business at the date hereof or in which its products are marketed at the date hereof (in each case after giving effect to the purchase of the Purchased Assets), alone or in association with others, as principal, officer, agent, employee, director, partner, lender or stockholder (except as an employee or consultant of Purchaser or any of its Affiliates or as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any business competitive with or similar to that engaged in by ABA or the Purchaser at the date hereof (in each case after giving effect to the purchase of the Purchased Assets). During the same period, the Seller, the Executive, the Stockholder and their then respective Affiliates shall not (except as an employee or consultant of Purchaser or its Affiliates), and shall not permit any of their respective employees, agents or others then under their control to, directly or indirectly, on behalf of the Seller, the Executive and the Stockholder or any other Person, (i) call upon, accept competitive business from, or solicit the competitive business of any Person who is, or who had been at any time during the preceding three (3)



                                    89
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years, a customer or supplier of the Seller or any successor to the business of the Seller or any such successor, or (ii) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Seller or any successor to the business of the Seller to terminate his or her employment or other relationship with the Seller or such successor, or hire any person who has left the employ of Purchaser or any such successor during the preceding three (3) years. The Seller, the Executive and the Stockholder shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Seller in connection with any product or service, whether or not such use would be in a business competitive with that of the Seller, ABA or the Purchaser. The Executive and the Stockholder acknowledge that compliance with the restrictions set forth in this Section 7.6 will not prevent them from earning a livelihood. As used herein, the phrase "competitive business" means any business competitive with the type of business engaged in by the Seller, ABA, the Purchaser or any of their Subsidiaries or Affiliates at the date hereof.

          Section 7.7     General Confidentiality

                              The Seller, the Executive and the Stockholder
acknowledge that the Intangible Property and all other confidential



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

or proprietary information with respect to the business and operations of the Seller are valuable, special and unique assets of the Seller and are an integral part of the Purchased Assets. The Seller, the Executive and the Stockholder shall not, at any time after the Closing date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Seller, ABA, or the Purchaser whether or not for the Executive's or the Stockholder's own benefit, without the prior written consent of Purchaser or unless required by law, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intangible Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Seller, ABA or the Purchaser, which could reasonably be regarded as confidential. The Seller, the Executive and the Stockholder acknowledge that Purchaser would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of ABA and the Purchaser.



                                    91
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          Section 7.8     Continuing Obligations

                              The restrictions set forth in Sections 7.6 and 7.7
are considered by the parties to be reasonable for the purposes of protecting the value of the business and good will purchased by the Purchaser. ABA, the Purchaser, the Seller, the Executive and the Stockholder acknowledge that ABA and the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to ABA and the Purchaser in the event the covenants contained in Sections 7.6 and 7.7 were not complied with in accordance with their terms. Accordingly, Seller, the Executive and the Stockholder agree that any breach or threatened breach by any of them of any provision of Sections 7.6 or 7.7 shall entitle ABA and the Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to ABA and the Purchaser. If the Seller, the Executive or the Stockholder breach the covenant set forth in Section 7.6, the running of the five (5) year non-compete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 7.6 and 7.7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 7.6 and 7.7 relating to the



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time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 7.6 or 7.7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 7.3,
7.6 or 7.7 hereof or to obtain damages for a breach thereof, such party shall not be required to post bond, and the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

                                 ARTICLE VIII
                                 Miscellaneous

          Section 8.1     Notices

                              Any notice, demand, claim or other  communication
under this Agreement shall be in writing and shall be deemed to have been given upon the delivery, mailing or transmission thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth herein (or at such other addresses as shall be specified by the parties by like notice). A copy of any notices delivered to ABA or the Purchaser shall also be sent to Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, Attention: Robert L. Lawrence, Esq., Fax No. (212) 245-3009. A copy of any notices delivered to the Seller, the Executive or the Stockholder shall also be sent to Kaufman & Cumberland, 1404 East 9th Street, Third Floor, Cleveland, Ohio 44114, Attention: Frank Cumberland, Esq., Fax No. (216) 694-6890.

          Section 8.2     Entire Agreement

                              This Agreement contains every obligation and
understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein; provided, however, that the letter agreement, dated July 17, 1996, among ABA, the Seller, the Executive and the Stockholder shall remain in full force and effect and shall be unaffected by the execution of this Agreement.

          Section 8.3     Binding Effect

                              This Agreement shall be binding upon and inure to
the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

          Section 8.4     Knowledge of the Parties

                              Where any representation or warranty contained in
this Agreement is expressly qualified by reference to the best knowledge or to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

          Section 8.5     Assignment


                              This Agreement may not be assigned by any party
without the written consent of the other party, provided, that ABA



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

and/or the Purchaser may assign this Agreement to an Affiliate of ABA and/or the Purchaser.

          Section 8.6     Waiver and Amendment

                              Any representation, warranty, covenant, term or
condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by its President or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

          Section 8.7     No Third Party Beneficiary

                              Except for the provisions of Section 5.4, nothing
expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

          Section 8.8     Severability

                              In the event that any one or more of the
provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

          Section 8.9     Expenses

                              Each party agrees to pay, without right of
reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

          Section 8.10     Headings

                              The section and other headings contained in this
Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

          Section 8.11     Counterparts

                              This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          Section 8.12     Time of the Essence

                              Wherever time is specified for the doing or
performance of any act or the payment of any funds, time shall be considered of the essence.

          Section 8.13     Injunctive Relief

                              It is possible that remedies at law may be
inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

          Section 8.14     Remedies Cumulative

                              No remedy made available by any of the provisions

of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

          Section 8.15     Governing Law; Jurisdiction

                              This Agreement has been entered into and shall be
construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and the transactions contemplated hereby may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          Section 8.16     Participation of Parties

               The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such paries have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

          Section 8.17     Further Assurances

               The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary instruments of assignment and transfer and such other documents as may be necessary or desirable to transfer ownership of the Purchased Assets.

          Section 8.18     Publicity

                              No public announcement or other publicity
regarding this Agreement or the transactions contemplated hereby or thereby shall be made prior to or after the date hereof without the prior written consent of both ABA and the Seller as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude ABA or its Affiliates from making any public announcement or filing required by federal or state securities laws or stock exchange rules.

                  IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                       SELLER:

                                       DEFENSE TECHNOLOGY CORPORATION
                                       OF AMERICA

                                       By: /s/ Robert Oliver
                                           Robert L. Oliver
                                           CEO

                                       EXECUTIVE:

                                       /s/ Robert L. Oliver
                                       Robert Oliver

                                       STOCKHOLDER:

                                       /s/ Sandra Oliver
                                       Sandra Oliver

                                       PURCHASER:

                                       DEFENSE TECHNOLOGY CORPORATION
                                       OF AMERICA

                                       By: /s/ Jonathan M. Spiller
                                           Jonathan M. Spiller
                                           President and CEO

                                       ARMOR HOLDINGS, INC.

                                       By: /s/ Jonathan M. Spiller
                                           Jonathan M. Spiller
                                           President and CEO